ARTICLES OF MERGER
                            (PURSUANT TO NRS 92A.200)


1.   Name  and  jurisdiction  of  organization  of  each  constituent  entity

     ATSI  Communications,  Inc.
     Delaware  corporation

     And,

     ATSI  Merger  Corporation
     Nevada  corporation

2.   N/A

3. The undersigned declares that a plan of merger has been adopted by each constituent entity.

4. Owner's approval: The plan was approved by the required consent of the owners of ATSI Communications, Inc. and ATSI Merger Corporation.

5. Amendments, if any, to the articles or certificate of the surviving entity. Provide article numbers, if available:

     Article 1 of the Articles of Incorporation is amended to read in its entirety as follows:

          1.   Name  of  Corporation:  ATSI  Communications,  Inc.

6. Location of Plan of Merger: The entire plan of merger is on file at the registered office of the surviving corporation, limited liability company or business trust, or at the records office address if a limited partnership, or other place of business of the surviving entity.

7.   Effective  Date:  May  24,  2004

8.   Signatures:

     ATSI  Communications,  Inc.               ATSI  Merger  Corporation
     /s/  Arthur  L.  Smith                    /s/  Arthur  L.  Smith
     President                                 President
     3/24/04                                   3/24/04


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